     As filed with the Securities and Exchange Commission on March 6, 2001
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                           ONYX SOFTWARE CORPORATION
            (Exact name of Registrant as Specified in Its Charter)

                   Washington                                       91-1629814
          (State or Other Jurisdiction                           (I.R.S. Employer
       of Incorporation or Organization)                       Identification No.)

                        3180-139th Avenue SE, Suite 500
                        Bellevue, Washington 98005-4091
                                (425) 451-8060
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ---------------
                                 Brent R. Frei
               Chief Executive Officer and Chairman of the Board
                           Onyx Software Corporation
                        3180-139th Avenue SE, Suite 500
                        Bellevue, Washington 98005-4091
                                (425) 451-8060
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ---------------
                                  Copies to:
                               Stephen M. Graham
                                 Alan C. Smith
                      Orrick, Herrington & Sutcliffe LLP
                         719 Second Avenue, Suite 900
                           Seattle, Washington 98104
                                (206) 839-4300

                               ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE

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
                                                                      Proposed
                                                         Proposed     Maximum
                                                         Maximum     Aggregate   Amount of
         Title of Each Class            Amount to Be  Offering Price  Offering  Registration
    of Securities to Be Registered       Registered    Per Share(1)   Price(1)      Fee
--------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.....................  337,925 shares     $9.875     $3,337,009     $835
--------------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales prices of the common stock on March 1, 2001.

                               ---------------
  The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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

PROSPECTUS

                                 337,925 Shares

                                [LOGO FOR ONYX]

                                  Common Stock

                               ----------------

   The selling shareholders listed on page 15 are the former shareholders of Market Solutions Limited, which we acquired on October 1, 1999, and one of the former unitholders of RevenueLab, LLC, which we acquired on January 5, 2001. The selling shareholders may offer for sale up to 337,925 shares of our common stock from time to time. We will not receive any proceeds from the sale of these shares.

   The selling shareholders may sell the shares in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise.

   Our common stock is quoted on the Nasdaq National Market under the symbol "ONXS." On March 1, 2001, the last reported sales price of our common stock was $9.375 per share.

   Investing in this stock involves risks. See "Risk Factors" beginning on page
4.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is March 6, 2001.

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements...........................   3
Risk Factors................................................................   4
Selling Shareholders........................................................  15
Plan of Distribution........................................................  16
Legality of Common Stock....................................................  16
Experts.....................................................................  16
Where You Can Find More Information.........................................  17

                               ----------------

   You should rely only on the information provided or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than its date, regardless of the time of delivery of this prospectus or any sale of common stock.

   This prospectus is an offer to sell and a solicitation of an offer to buy the securities offered by this prospectus only in jurisdictions where the offer or sale is permitted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Our disclosure and analysis in this prospectus and the documents incorporated by reference, including the documents listed below in the section entitled "Where You Can Find More Information," contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. Words such as "believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors," in this prospectus.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

                                  RISK FACTORS

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decrease in our stock price.

   Our operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future. As a result, our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price. Some of the factors that could affect the amount and timing of our software license revenues and related expenses and cause our operating results to fluctuate include:

  .  market acceptance of our solution;

  . our ability to compete in the highly competitive e-business systems market;

  . continued purchases by our existing customers, including additional license and maintenance revenues;

  .  our ability to expand our sales and support infrastructure;

  .  our ability to successfully expand our international operations;

  . our ability to develop, introduce and market new products on a timely basis;

  .  our ability to enable our products to operate on multiple platforms;

  . variability in the mix of our license versus service revenues, the mix of our direct versus indirect license revenues and the mix of services that we perform versus those performed by third-party service providers;

  . the cost and financial accounting effects of any acquisitions of companies or complementary technologies that we may complete;

  . the loss of any key technical, sales, customer support or management personnel and the timing of any new hires;

  . the timing of customer orders, which can be affected by customer ordering and budgeting cycles or by customer order deferrals in anticipation of new products or product enhancements introduced by us or our competitors; and

  . general economic conditions, which may affect our customers' capital investment levels in management information systems.

   As a result of all of these factors, we cannot predict our revenues with any significant degree of certainty, and future product revenues may differ from historical patterns. It is particularly difficult to predict the timing or amount of our license revenues, which comprise the majority of our total revenues, because:

  . our sales cycles are lengthy and variable, typically ranging between two and six months from our initial contact with a potential customer to the signing of a license agreement, although the sales cycle varies substantially from customer to customer and occasionally sales require substantially more time;

  . a substantial portion of our sales are completed at the end of the quarter and, as a result, a substantial portion of our license revenues are recognized in the last month of a quarter, and often in the last weeks or days of a quarter; and

  . the amount of unfulfilled orders for our products at the beginning of a quarter is small because our products are typically shipped shortly after orders are received.

   Even though our revenues are difficult to predict, we base our decisions regarding our operating expenses on anticipated revenue trends. Many of our expenses are relatively fixed, and we cannot quickly reduce spending if our revenues are lower than expected. As a result, revenue shortfalls could result in significantly lower income or greater loss than anticipated for any given period, which could result in a decrease in our stock price.

Our operating results may fluctuate seasonally, and these fluctuations may cause our stock price to decrease.

   Our stock price may decrease due to seasonal fluctuations in our revenues. We continue to experience significant seasonality with respect to software license revenues. In recent years, we have recognized more license revenues in our fourth quarter than in each of the first three quarters of a fiscal year and have experienced lower license revenues in our first quarter than in the preceding fourth quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. We expect that these seasonal trends are likely to continue in the future.

We have a limited operating history and are subject to the risks of new enterprises.

   We commenced operations in February 1994 and commercially released the first version of our flagship product in December 1994. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. These risks and uncertainties include:

  .  no history of sustained profitability;

  . uncertain growth in the market for, and uncertain market acceptance of, our solution;

  .  reliance on one product family;

  . the risk that competition, technological change or evolving customer preferences, such as preferences for different computing platforms, could adversely affect sales of our solution;

  .  the need to expand our sales and support infrastructure;

  .  the need to expand our international operations;

  . dependence on a limited number of key technical, customer support, sales and managerial personnel; and

  . the risk that our management will not be able to effectively manage growth or any acquisition we may undertake.

   The new and evolving nature of the e-business systems market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop.

We have incurred losses in recent periods, and may not again achieve profitability, which could cause a decrease in our stock price.

   If we do not return to profitability in future quarters, our stock price could decrease. We incurred net losses in each quarter from Onyx's inception through the third quarter of 1994, from the first quarter of 1997 to the second quarter of 1999, and in all four quarters of 2000. As of December 31, 2000, we had an accumulated deficit of $10.6 million. We expect to continue to devote substantial resources to our product development and sales and customer support. In addition, we currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we

  .  increase sales and marketing activities;

  .  enter new markets for our solution;

  .  increase research and development spending;

  .  develop new distribution channels;

  .  expand our headquarters and field office facilities and infrastructure;

  .  expand our senior management team;

  .  improve our operational and financial systems; and

  .  broaden our professional service capabilities.

As a result, we will need to generate significant quarterly revenues to achieve profitability. We cannot assure you that we will be able to do so. Our business strategies may not be successful and, as a result, we may not be profitable in any future period. Further, in the near term, we may elect to accelerate investments in our operations at the potential expense of profitability to capitalize on our opportunity within the rapidly emerging e-business systems market.

If we are unable to compete successfully in the highly competitive e-business systems market, our business will fail.

   Our solution targets the e-business systems market. This market is intensely competitive, fragmented, rapidly changing and significantly affected by new product introductions. We face competition in the e-business systems market primarily from front-office software application vendors, large enterprise software vendors and our potential customers' information technology departments, which may seek to develop proprietary e-business systems. The dominant competitor in our industry is Siebel Systems, Inc. Other companies with which we compete include, but are not limited to, BroadVision, Inc., E.piphany, Inc., Kana Communications, Inc., Nortel Networks, Oracle Corporation, PeopleSoft, Inc. and Pivotal Corporation.

   In addition, as we develop new products, including new product versions operating on new platforms, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. In addition, a number of our competitors have recently been acquired by other large technology companies, which further enhances their resources. As a result, they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to promoting or selling their products and services, initiate and withstand substantial price competition, take advantage of acquisition or other strategic opportunities more readily or develop and expand their product and service offerings more quickly.

If we are unsuccessful in our attempt to enable our products to operate on multiple platforms, our revenue growth could be limited.

   We originally designed our products to operate exclusively on the Windows NT and Microsoft BackOffice platforms. As a result, we historically have only been able to market our solution to customers which have developed their enterprise computing systems around these platforms, which limits our potential sales. In December 2000, we announced the release of a new product version designed to operate on the Oracle platform. Because the Oracle version of our product is relatively new, we cannot predict the degree to which it will achieve market acceptance. If our new product version does not achieve market acceptance, our revenue growth will be limited.

Because many potential customers are unaware of the benefits of e-business systems, our products may not achieve market acceptance.

   The market for e-business systems is still emerging, and continued growth in demand for and acceptance of e-business systems remains uncertain. Even if the market for e-business systems grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of e-business systems and that they may never achieve market acceptance. We have spent, and will continue to spend, considerable resources educating potential customers not only about our solution but also about e-business systems in general. However, even with these educational efforts, market acceptance of our solution may not increase. We will not succeed unless we can educate our target market about the benefits of e-business systems and about our ability to provide them in a cost-effective and easy-to-use manner.

If potential customers do not accept the Onyx e-Business Engine product family, our business will fail.

   Product license revenues from the Onyx e-Business Engine product family accounted for approximately 50% of our total revenues, or 79% of total license revenues, in 1999 and for 52% of our total revenues, or 83% of total license revenues, in 2000. We expect product license revenues from the Onyx e-Business Engine product family to continue to account for a substantial majority of our future revenues. As a result, factors adversely affecting the pricing of or demand for the Onyx e-Business Engine product family, such as competition or technological change, could dramatically affect our operating results. If we are unable to successfully deploy current versions of the Onyx e-Business Engine product family and to develop, introduce and establish customer acceptance of new and enhanced versions of the Onyx e-Business Engine product family, our business will fail.

If we are unable to continue to develop products that are compatible with the Internet and if use of the Internet does not continue to expand, demand for our products may be limited.

   Our products communicate through public and private networks over the Internet. The success of our products may depend, in part, on our ability to continue developing products that are compatible with the Internet. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based e-business systems. The use of the Internet is evolving rapidly, and many companies are developing products and services that use the Internet. The increased commercial use of the Internet could require substantial modification of our products and the introduction of new products. We do not know what forms of products and services may emerge as alternatives to our existing products or to any future Internet-based or electronic commerce features and services we may introduce.

   In addition, critical issues concerning the commercial use of the Internet, including security, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of our products and distribution of our software. If these critical issues are not favorably resolved, our Internet-related products may not achieve market acceptance.

We may be unable to expand our sales infrastructure, which could harm our ability to expand our business.

   To date, we have sold our solution primarily through our direct sales force. As a result, our future revenue growth will depend in large part on recruiting and training additional direct sales personnel and expanding our indirect distribution channels, such as VARs, ASPs, original equipment manufacturer, or OEM, partners and system integrators and consultants. We have experienced and continue to experience difficulty in recruiting qualified direct sales personnel and in establishing third-party relationships with VARs, ASPs, OEM partners and systems integrators and consultants. We may not be able to successfully expand our direct sales force or other distribution channels, which could limit our ability to expand our business. Even if we successfully expand our direct sales force and other distribution channels, the expansion may not result in expected revenue growth.

If we do not retain our key employees and expand our management team, our ability to execute our business strategy will be limited.

   Our future performance will depend largely on the efforts and abilities of our key technical, sales, customer support and managerial personnel and on our ability to attract and retain them. In addition, our ability to execute our business strategy will depend on our ability to recruit additional experienced management personnel, including a chief financial officer, and to retain our existing executive officers. The competition for qualified personnel in the computer software and technology markets is particularly intense. We have in the past experienced difficulty in hiring qualified technical, sales, customer support and managerial personnel, and we may be unable to attract and retain such personnel in the future. In addition, due to the intense competition for qualified employees, we may be required to increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses. Our key employees are not obligated to continue their employment with us and could leave at any time.

Rapid changes in technology could render our products and services obsolete or unmarketable, and we may be unable to introduce new products and services timely and successfully.

   The e-business systems market in which we compete is characterized by rapid change due to changing customer needs, rapid technological developments and advances introduced by competitors. Existing products can become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies, including the rapid growth of the Internet, could change the way e-business systems are sold or delivered. We may also need to modify our products when third parties change software that we integrate into our products. As a result, the life cycles of our products are difficult to estimate.

   To be successful, we must continue to enhance our current product line and develop new products that successfully respond to changing customer needs, technological developments and competitive product offerings. We may not be able to successfully develop or license the applications necessary to respond to these changes, or to integrate new applications with our existing products. We have delayed enhancements or new product release dates several times in the past and may not be able to introduce enhancements or new products successfully or in a timely manner in the future. If we delay release of our products and product enhancements, or if they fail to achieve market acceptance when released, it could harm our reputation and our ability to attract and retain customers, and our revenues may decline. In addition, customers may defer or forego purchases of our products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements.

If we do not expand our international operations and successfully overcome the risks inherent in international business activities, the growth of our business will be limited.

   To be successful, we must continue to expand our international operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully translate and localize our software products to various languages and to develop direct and indirect international sales and support channels. Even if we successfully translate our software and develop new channels, we may not be able to maintain or increase international market demand for the Onyx e-Business Engine product family. We, or our VARs or ASPs, may not be able to sustain or increase international revenues from licenses or from consulting and customer support. In addition, our international sales are subject to the risks inherent in international business activities, including

  .  costs of customizing products for foreign countries;

  .  export and import restrictions, tariffs and other trade barriers;

  . the need to comply with multiple, conflicting and changing laws and regulations;

  . reduced protection of intellectual property rights and increased liability exposure; and

  .  regional economic, cultural and political conditions.

   Our foreign subsidiaries operate primarily in local currencies, and their results are translated into U.S. dollars. We do not currently engage in currency hedging activities, but we may do so in the future. Increases in the value of the U.S. dollar relative to foreign currencies have not materially affected our operating results in the past. However, our operating results could be materially adversely affected if we enter into license agreements providing for significant amounts of foreign currencies with extended payment terms if the values of those currencies fall in relation to the U.S. dollar over the payment period.

If we are unable to develop and maintain effective long-term relationships with our key partners, or if our key partners fail to perform, our ability to sell our solution will be limited.

   We rely on our relationships with a number of key partners, including management consulting firms, system integrators, VARs, ASPs and third-party technology vendors, that are important to worldwide sales and marketing of our solution. These key partners often provide consulting, implementation and customer support services, and endorse our solution during the competitive evaluation stage of the sales cycle. Although we seek to maintain relationships with our key partners, many of them have similar, and often more established, relationships with our competitors. These key partners, many of which have significantly greater resources than we have, may in the future market software products that compete with our solution or reduce or discontinue their relationships with us or their support of our solution. In addition, our sales will be limited if

  . we are unable to develop and maintain effective, long-term relationships with our key partners;

  .  we are unable to adequately train a sufficient number of key partners;

  . our key partners do not have or do not devote the resources necessary to implement our solution; or

  . our key partners endorse a product or technology other than our solution.

If our relationships with application service providers are unsuccessful, our ability to market and sell our solution will be limited.

   We expect a significant percentage of our revenues to be derived from our relationships with domestic and international ASPs that market and sell our e-business systems, such as Interliant, Inc., Singapore Telecommunications, Telemedia and Telstra, Ltd. If these ASPs do not successfully market our solution, our operating results will be materially harmed. Because our relationships with ASPs are relatively new, we cannot predict the degree to which the ASPs will succeed in marketing and selling our solution. In addition, because the ASP model for selling software is relatively new and unproven, we cannot predict the degree to which our potential customers will accept this delivery model. If the ASPs fail to provide adequate implementation and support for our products and services, end-users could decide not to subscribe, or cease subscribing, for our products and services. The ASPs typically offer our products and services in combination with other products and services, some of which may compete with our products and services.

Our sales cycle is long, and sales delays could cause our operating results to fluctuate, which could cause a decline in our stock price.

   An enterprise's decision to purchase an e-business system is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell our solution, we generally must educate our potential customers regarding the use and benefit of our solution, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our solution is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles are lengthy and variable, typically ranging between two and six months from our initial contact with a potential customer to the signing of a license agreement, although the amount of time varies substantially from customer to customer and occasionally sales require substantially more time. Sales delays could cause our operating results to fall below the expectations of securities analysts or investors, which could result in a decrease in our stock price.

Fluctuations in service revenues could decrease our total revenues or decrease our gross margins, which could cause a decrease in our stock price.

   Support and service revenues represented 37% of our total revenues in 1999 and 38% of our total revenues in 2000. We anticipate that service revenues will continue to represent a significant percentage of total revenues. Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues or an unexpected decrease in license revenues could have a detrimental impact on our overall gross margins and thus on our operating results. We subcontract some of our consulting, customer support and training services to third-party service providers. Third-party contract revenues generally carry even lower gross margins than our service business overall. As a result, our service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues. Service revenues depend in part on ongoing renewals of support contracts by our customers, some of which may not renew their support contracts. In addition, service revenues as a percentage of total revenues could decline if customers select third-party service providers to install and service our products more frequently than they have in the past. If service revenues are lower than anticipated, our operating results could fall below the expectations of securities analysts or investors, which could result in a decrease in our stock price.

Delivery of our products and services may be delayed if we cannot continue to license third-party technology that is important to the functionality of our solutions.

   We incorporate into our products software that is licensed to us by third-party software developers, currently Cognos, Greyware Automation Products, Inso, Scribe Software, Sybase and Trilogy Software. We depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The third-party software currently offered in conjunction with our products may become obsolete or incompatible with future versions of our products. We believe there are other sources for the functionality we derive from this licensed software and that we could identify and incorporate alternative software within a relatively short period of time, approximately four to six months. However, a significant interruption in the supply of this technology could delay our sales until we can find, license and integrate equivalent technology.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our working capital requirements.

   Our future revenues may be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or to obtain funds through additional financing, we may have to reduce some or all of our development and sales and marketing efforts or cease operations. We have an equity financing arrangement with Ramius Securities, LLC, or Ramius Securities, and Ramius Capital Group, LLC, or Ramius Capital, under which we may from time to time in the next two years elect to have Ramius Securities sell a limited number of shares of our common stock (up to $30 million) on a best-efforts basis or to have Ramius Capital purchase those shares if the selling efforts are unsuccessful. The obligations of Ramius Securities and Ramius Capital under this arrangement are subject to a number of conditions and limitations, and the amount of common stock that we may sell depends on the daily trading volumes of our common stock on the Nasdaq National Market. As a result, we may be unable to sell our common stock under this facility in the amounts and at the times that we want. In addition, the terms of the equity financing arrangement have not been reviewed or approved by the National Association of Securities Dealers, or NASD. NASD review is pending and no securities will be offered under the arrangement unless and until NASD approval is obtained.

   We completed a public offering of our common stock on February 12, 2001, which resulted in net proceeds to us of approximately $31.3 million. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents balances, our arrangement with Ramius Securities and Ramius Capital and our existing lines of credit will be sufficient to meet our capital requirements for at least the next twelve months. However, we may seek additional funds before that time through public or private equity financing or from other sources to fund our operations and pursue our growth strategy. Except for the arrangement with Ramius Securities and Ramius Capital, we have no commitment for additional financing, and we may experience difficulty in obtaining funding on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences or privileges senior to our common stock and may dilute our current shareholders' ownership interest in Onyx. Any common stock that we issue under the arrangement with Ramius Securities and Ramius Capital, or otherwise, will dilute our current shareholders' ownership interest in Onyx.

Failure to address strain on our resources caused by our rapid growth will result in our inability to effectively manage our business.

   Our current systems, management and resources will be inadequate if we continue to grow. Our business has grown rapidly in size and complexity. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in increasing responsibilities for each of our management personnel. We will be unable to effectively manage our business if we are unable to timely and successfully alleviate the strain on our resources caused by our rapid growth.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

   Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed these agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, a breach. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Intellectual property claims and litigation could subject us to significant liability for damages and result in invalidation of our proprietary rights.

   In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and the functionality of products and services overlaps. Infringement litigation could also force us to

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  .  pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  . redesign products or services that incorporate infringing technology, which we might not be able to do at an acceptable price, in a timely fashion or at all.

Our products may suffer from defects or errors, which could result in loss of revenues, delayed market acceptance of our products, increased costs and reputational damage.

   Software products as complex as ours frequently contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of past versions of our products until software problems were corrected, and in some cases have provided product updates to correct errors in released products. Our new products or releases, including our new Oracle version of our product, may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs or claims against us.

   In addition, the operation of our products could be compromised as a result of errors in the third-party software we incorporate into our software. It may be difficult for us to correct errors in third-party software because that software is not in our control.

The integration of Market Solutions, CSN Computer Consulting, RevenueLab and any future acquisitions may be difficult and disruptive.

   In October 1999, we acquired Market Solutions, a privately held provider of Internet-based CRM systems in the United Kingdom. In February 2000, we acquired CSN Computer Consulting, a privately held e-business consulting, training and technology development company headquartered in Germany. In January 2001, we acquired RevenueLab, a provider of proprietary go-to-market strategy and revenue acceleration programs. We are currently in the process of integrating these companies into our business. This integration is subject to risks commonly encountered in making acquisitions, including

  .  loss of key personnel;

  . difficulties associated with assimilating technologies, products, personnel and operations;

  .  potential disruption of our ongoing business; and

  . the inability of our sales force, consultants and development staff to adapt to the new product line in a timely manner.

   We may not successfully overcome these or any other problems encountered in connection with integrating Market Solutions, CSN and RevenueLab. As part of our business strategy, we expect to consider acquiring other companies. We may not be able to successfully integrate any technologies, products, personnel or operations of companies that we have acquired or that we may acquire in the future.

The concentrated ownership of our common stock could delay or prevent a change of control, which could reduce the market price of our common stock.

   As of February 12, 2001, our officers, directors and affiliated entities together beneficially owned approximately 19.7% of the outstanding shares of our common stock. As a result, these shareholders may, as a practical matter, be able to exert significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions such as acquisitions, and to block unsolicited tender offers. This concentration of ownership may delay, deter or prevent a third party from acquiring control over us at a premium over the then-current market price of our common stock, which could result in a decrease in our stock price.

You may be unable to resell your shares at or above the public offering price, and our stock price may be volatile.

   Since our initial public offering in February 1999, the price of our common stock has been volatile, particularly in the last year. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the public offering price. The trading price of our common stock could be subject to fluctuations for a number of reasons, including

  .  future announcements concerning us or our competitors;

  .  actual or anticipated quarterly variations in operating results;

  .  changes in analysts' earnings projections or recommendations;

  .  announcements of technological innovations;

  .  the introduction of new products;

  .  changes in product pricing policies by us or our competitors;

  .  proprietary rights litigation or other litigation; or

  . changes in accounting standards that adversely affect our revenues and earnings.

   In addition, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results of these companies. These fluctuations, as well as general economic, market and political conditions, such as national or international currency and stock market volatility, recessions or military conflicts, may materially and adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against these companies. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

Changes in accounting standards and in the way we charge for licenses could affect our future operating results.

   In October 1997, the American Institute of Certified Public Accountants issued its Statement of Position 97-2, "Software Revenue Recognition," and later amended its position by its Statement of Position 98-4 and Statement of Position 98-9. Based on our interpretation of the AICPA's position, we believe our current revenue recognition policies and practices are consistent with Statement of Position 97-2, Statement of Position 98-4 and Statement of Position 98-9. However, Technical Practice Aids for these standards continue to be issued by the accounting standard setters. Any such Technical Practice Aids could lead to unanticipated changes in our current revenue accounting practices, which could materially adversely affect our business, financial condition and operating results.

   Accounting standard setters, including the SEC and the Financial Accounting Standards Board, are also currently reviewing the accounting standards related to business combinations and other areas. Any changes to these accounting standards or the way these standards are interpreted or applied could require us to change the way we account for any acquisitions we may pursue, or other aspects of our business, in a manner that could adversely affect our reported financial results.

Future sales of our common stock may depress our stock price.

   Sales by our shareholders of substantial numbers of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock. As of February 12, 2001, 40,601,234 shares of our common stock were outstanding. Of these shares, 11,500,851 are restricted as a result of securities laws or lock-up agreements signed by the holders in connection with our public offering in February 2001. The shares of common stock that are currently restricted will be available for sale in the public market as follows:

                                                                     Number of
                    Date of Availability for Sale                      Shares
                    -----------------------------                    ----------
   On the date of this prospectus..................................     100,723
   After March 6, 2001, upon effectiveness of this the registration
    statement of which this prospectus is a part...................     337,925
   On May 8, 2001, upon the expiration of lock-up agreements signed for our recent public offering.................................  10,708,854
   At various times thereafter on the expiration of one-year
    holding periods................................................     353,349
                                                                     ----------
                                                                     11,500,851
                                                                     ==========

   Dain Rauscher Wessels, the underwriter of our recent public offering, may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements.

   In addition, we may choose to issue and sell additional shares of our common stock in the public market from time to time through our arrangement with Ramius Securities and Ramius Capital. However, we have agreed with Dain Rauscher Wessels not to sell any shares of common stock under the Ramius arrangement or otherwise, subject to certain exceptions, until May 8, 2001.

Our articles of incorporation and bylaws and Washington law contain provisions that could discourage a takeover.

   Certain provisions of our articles of incorporation and bylaws and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions could discourage companies from presenting acquisition proposals to us and could delay, deter or prevent a change of control of us, which could reduce the market price of our common stock.

                              SELLING SHAREHOLDERS

   The selling shareholders are former shareholders of Market Solutions Limited and RevenueLab, LLC who received Onyx common stock in exchange for their shares of Market Solutions capital stock and RevenueLab membership units. The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. The percentage ownership data is based on 40,601,234 shares of our common stock outstanding as of February 12, 2001. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. We believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling shareholders.

                                                                      Shares
                                                                   Beneficially
                                            Shares                 Owned After
                                         Beneficially  Shares        Offering
                                         Owned Before   Being     --------------
Name and Address                           Offering    Offered    Number Percent
----------------                         ------------  -------    ------ -------
Odyssey Strategic Partners, LLC.........   175,214     175,214(1)      0     0%
Tania Holmes............................   143,274      79,086(2) 64,188     *
Philip Meek.............................   145,274      79,086(2) 66,188     *
Aileen Allkins..........................     8,857(3)    1,513(2)  7,344     *
Dugan Tilley............................     8,997(4)    1,513(2)  7,484     *
Helena Wheatman.........................     7,614(5)    1,513(2)  6,101     *

--------
 * Represents less than 1%

(1) Represents shares issued to the selling shareholder in our acquisition of RevenueLab, LLC.

(2) Represents shares issued to the selling shareholder in our acquisition of Market Solutions Limited.

(3) Includes 6,120 shares issuable pursuant to options exercisable within 60 days of February 12, 2001.

(4) Includes 5,632 shares issuable pursuant to options exercisable within 60 days of February 12, 2001.

(5) Includes 3,843 shares issuable pursuant to options exercisable within 60 days of February 12, 2001.

   Except as shareholders or, in some cases, nonofficer employees of Onyx as a result of the acquisition of Market Solutions or RevenueLab, none of the selling shareholders has had any material relationship with Onyx or any of our affiliates within the past three years.

   The selling shareholders have represented to us that they received their Onyx shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933, or Securities Act, or exempt from registration. In recognition of the fact that the selling shareholders may wish nevertheless to be legally permitted to sell their shares when they deem appropriate, we have agreed with the selling shareholders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of January 5, 2002 and the date on which the selling shareholders have sold all the shares covered by the registration statement.

                              PLAN OF DISTRIBUTION

   The selling shareholders or their transferees or other successors-in-interest may sell the shares of common stock offered by this prospectus from time to time, in one or more transactions. The selling shareholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling shareholders may sell the shares

  . through the Nasdaq National Market or any other national securities exchange on which our common stock is then listed;

  .  in privately negotiated transactions; or

  .  through a combination of these transactions.

The selling shareholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in transactions complying with Rule 144, rather than through this prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders.

   The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares. Any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions they receive or profits they earn on the resale of the shares may be underwriting discounts and commissions under the Securities Act.

   If required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering. We have the right to suspend the use of this prospectus for up to 60 days if we notify the selling shareholders that our board of directors has determined that the sale of our common stock at such time would be detrimental to us and our shareholders or if material nonpublic information exists that must be disclosed so that this prospectus, as in effect, does not include an untrue statement of a material fact or omit to state a material fact required to make the statements in this prospectus not misleading.

   Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders. We have also agreed to indemnify the selling shareholders against specified liabilities they incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against specified liabilities we incur in connection with our reliance on written information furnished by the selling shareholders expressly for use in connection with this prospectus.

   The selling shareholders may elect not to sell any or all of the shares covered by this prospectus.

                            LEGALITY OF COMMON STOCK

   Orrick, Herrington & Sutcliffe LLP, Seattle, Washington, has provided us with an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov. The SEC's Web site contains reports, proxy statements and other information regarding issuers, such as Onyx, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

   The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which is considered to be a part of this prospectus. We incorporate by reference the following documents:

  .  Our annual report on Form 10-K for the year ended December 31, 2000;

  . Our current reports on Form 8-K filed on January 9, 2001, January 10, 2001, January 31, 2001, February 6, 2001, February 6, 2001 and February 7, 2001; and

  . Our registration statements on Form 8-A filed on February 8, 1999 and October 28, 1999, which contain descriptions of our common stock and our Series A preferred stock purchase rights.

   We also incorporate by reference into this prospectus all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the shares offered by this prospectus have been sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be part of this prospectus.

   Upon request, we will provide to each person who receives a prospectus a copy of the information that has been incorporated by reference in this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us:

                           Onyx Software Corporation
                         Attention: Investor Relations
                        3180-139th Avenue SE, Suite 500
                           Bellevue, Washington 98005
                                 (425) 451-8060

                            [LOGO OF ONYX SOFTWARE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this registration statement. All amounts are estimates except for the SEC registration fee:

   SEC registration fee................................................ $   835
   Printing and engraving expenses.....................................  20,000
   Legal fees and expenses.............................................  10,000
   Accounting fees and expenses........................................  10,000
   Miscellaneous fees and expenses.....................................   4,165
                                                                        -------
     Total............................................................. $45,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or WBCA, authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, or the Securities Act.
Section 10 of the registrant's bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they incur for serving in that capacity under a directors' and officers' liability insurance policy maintained by the registrant for this purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.2 of the registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, these limitations on a director's liability to the registrant and its shareholders.

   The registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements provide the registrant's officers and directors with indemnification to the fullest extent permitted by applicable law.

Item 16. Exhibits

 Exhibit No.                          Description
 -----------                          -----------

     5.1 Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

    23.1     Consent of Ernst & Young LLP, independent auditors

    23.2     Consent of Orrick, Herrington & Sutcliffe LLP (contained in
              Exhibit 5.1)

    24.1     Power of attorney (contained on signature page)

Item 17. Undertakings

   A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

   C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, state of Washington, on the 5th day of March, 2001.

                                          Onyx Software Corporation

                                                   /s/ Brent R. Frei
                                          By: _________________________________
                                                       Brent R. Frei
                                                Chief Executive Officer and
                                                   Chairman of the Board

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Brent R. Frei and Amy E. Kelleran, or either of them, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 5th day of March, 2001.

               Signature                                    Title
               ---------                                    -----

         /s/ Brent R. Frei              Chief Executive Officer and Chairman of the
 ______________________________________  Board (Principal Executive Officer)
             Brent R. Frei

        /s/ Amy E. Kelleran             Interim Chief Financial Officer and Assistant
 ______________________________________  Secretary (Principal Financial and
            Amy E. Kelleran              Accounting Officer)

       /s/ H. Raymond Bingham           Director
 ______________________________________
           H. Raymond Bingham

       /s/ William B. Elmore            Director
 ______________________________________
           William B. Elmore

         /s/ Paul G. Koontz             Director
 ______________________________________
             Paul G. Koontz

         /s/ Lee D. Roberts             Director
 ______________________________________
             Lee D. Roberts

       /s/ Daniel R. Santell            Director
 ______________________________________
           Daniel R. Santell

                                 EXHIBIT INDEX

 Exhibit
 Number                              Description
 -------                             -----------

   5.1 Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

  23.1   Consent of Ernst & Young LLP, independent auditors

         Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit
  23.2   5.1)

  24.1   Power of attorney (contained on signature page)